FOR IMMEDIATE RELEASE

CONTACTS:

Rick Filippelli, President and CEO

Donald C. Weinberger/Alisa Steinberg (media)

TeamStaff, Inc.

Wolfe Axelrod Weinberger Associates, LLC

300 Atrium Drive

 212-370-4500

Somerset, NJ  08873

don@wolfeaxelrod.com

732-748-1700

alisa@wolfeaxelrod.com

TeamStaff Announces Continued Executive Changes

James D. Houston Named Chief Operating Officer

Atlanta, Georgia – January 22, 2007 - TeamStaff, Inc. (NASDAQ: TSTF) a national provider of healthcare and administrative staffing services, today announced that James D. Houston, its Vice President of Business and Legal Affairs and General Counsel was named Chief Operating Officer.  Mr. Houston will also retain his position as Chief Legal Officer.

Commenting on the appointment Chairman of the Board T. Stephen Johnson stated, “We continue to seek ways to accelerate the Company’s top line revenue growth. The Board of Directors believes that the appointment of Mr. Houston will prove to be a significant step in that acceleration and continued emphasis on laser-focused cost cuts. Mr. Houston’s commitment to, and location at, our TeamStaff Rx Clearwater operation is also a positive change.”

CEO and President Mr. Rick Filippelli stated, “Mr. Houston is an experienced turn-around professional and seasoned business person. The Company is confidently putting operating responsibility for each of its subsidiaries and business units in Mr. Houston’s hands, as he has provided critical strategic and tactical guidance to the Company on all business and legal matters during his tenure. Both Mr. Houston and I will continue to work closely together and with our Board of Directors to maximize shareholder value and to return the Company to profitability as soon as possible.”

Mr. Houston commented, “The Company’s RS Staffing platform continues strong performance in the government sector. We believe that certain additional focused changes will maximize revenue and profit opportunities in this subsidiary for which the Company continues to forecast growth in the present fiscal year. We recognize that our travel allied and nursing divisions have underperformed the market. As a result, we have immediately made significant changes that will reestablish a focus on business processes, the sales function and revenue growth to quickly turn around lagging performance.”

Ben J. Dyer, a member of the Company’s Board of Directors, tendered his resignation effective January 16, 2007. In a letter to the Chairman, Mr. Dyer stated: “I have enjoyed my association with the company and with my colleagues on the Board and wish all the best.” Mr. Dyer is launching a new venture fund and is engaged in multiple transactions through his investment banking practice.  He also recently accepted a board seat at a technology-based public company, which is closely aligned with his expertise.  He chose to resign from the board of TeamStaff in order to concentrate his time on these other activities. The entire TeamStaff organization appreciates Mr. Dyer’s prior service to the Company, and wishes him continued success in his future endeavors.

About TeamStaff, Inc.

TeamStaff serves clients and their employees throughout the United States as a full-service provider of medical and administrative staffing. TeamStaff is a leading provider of nursing and allied healthcare professionals and operates through three medical staffing units. TeamStaff’s RS Staffing subsidiary specializes in providing medical and office administration/technical professionals through nationwide schedule contracts with both the General Services Administration and Veterans Affairs. The TeamStaff Rx subsidiary operates throughout the US and specializes in the supply of allied medical employees and nurses, especially “travel” staff (typically 13 week assignments). TeamStaff’s Nursing Innovations unit provides travel nursing, per diem nursing, temporary-to-permanent nursing and permanent nursing placement services. For more information, visit the TeamStaff web site at www.teamstaff.com.

This press release contains "forward-looking statements" as defined by the Federal Securities Laws. TeamStaff's actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to:  our ability to continue to recruit qualified temporary and permanent healthcare professionals and administrative staff at reasonable costs; our ability to retain qualified temporary healthcare professionals and administrative staff for multiple assignments at reasonable costs; our ability to attract and retain sales and operational personnel;  our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks, physician practice groups and the United States government on terms attractive to us and to secure orders related to those contracts; our ability to demonstrate the value of our services to our healthcare and other facility clients; changes in the timing of hospital, healthcare facility clients’, physician practice groups’ and U.S. Government orders for and our placement of temporary and permanent healthcare professionals and administrative staff;  our ability to successfully bid on government contract opportunities, to win the bids and then to fully implement the contracts once awarded; the process of government contracting in general including, but not limited to, the protest process, and the on-time commencement of government contracts awarded; the general level of patient occupancy at our hospital, healthcare facility clients’ and physician practice groups’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of our hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which we place temporary and permanent healthcare professionals; our ability to successfully implement our strategic growth, acquisition and integration strategies; our ability to successfully integrate completed acquisitions into our current operations; our ability to manage growth effectively; our ability to leverage our cost structure; the performance of our management information and communication systems; the effect of existing or future government legislation and regulation; our ability to grow and operate our business in compliance with these legislation and regulations; the impact of medical malpractice and other claims asserted against us; the disruption or adverse impact to our business as a result of a terrorist attack; our ability to carry out our business strategy; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; other regulatory and tax developments; the effect of recognition by us of an impairment to goodwill; the effect of adjustments by us to accruals for self-insured retentions and other one-time events and other important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission.  These factors are described in further detail in TeamStaff's filings with the U.S. Securities and Exchange Commission. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding TeamStaff, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.